Exhibit 3.1

FORM OF
AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST WESTERN FINANCIAL, INC.

Pursuant to Section 7-90-301 et. seq. of the Colorado Corporations and Associations Act and Section 7-110-107 of the Colorado Business Corporations Act, it is hereby certified that:

ARTICLE 1. NAME: The name of the corporation is First Western Financial, Inc.

ARTICLE 2: PURPOSE AND POWERS: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

ARTICLE 3. STOCK AND VOTING

a.                                      Number of Shares. This corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (the “Preferred Stock”) and Common Stock (the “Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 100,000,000 shares, of which 90,000,000 shares shall be Common Stock without par value and of which 10,000,000 shares shall be Preferred Stock without par value.

(i)                                     Of the 10,000,000 shares of Preferred Stock that may be issued from time to time in one or more series as described in section (c) of this Article 3:

(A)                               Eight Thousand Five Hundred Fifty-Nine (8,559) shares of such Preferred Stock shall be designated “Fixed Rate Cumulative Perpetual Preferred Stock Series A”, which shares shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth in the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a copy of which was filed with the Secretary of State of the State of Colorado on February 4, 2009.

(B)                               Four Hundred Twenty-Nine (429) shares of such Preferred Stock shall be designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”, which shares shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth in the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, a copy of which was filed with the Secretary of State of the State of Colorado on February 4, 2009.

(C)                               Eleven Thousand Eight Hundred Eighty-One (11,881) shares of such Preferred Stock shall be designated “Fixed Rate Cumulative Perpetual Preferred Stock, Series C”, which shares shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth in the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, a copy of which was filed with the Secretary of State of the State of Colorado on December 8, 2009.

(D)                               One Hundred Fifty Thousand (150,000) shares of such Preferred Stock shall be designated “Noncumulative Perpetual Preferred Convertible Preferred Stock, Series D”, which shares shall have the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth in the Certificate of Designations of Noncumulative Perpetual Convertible Preferred Stock, Series D, a copy of which was filed with the Secretary of State of the State of Colorado on July 18, 2012.

b.                                      Common Stock.

(i)                                     General.  The common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with Colorado law.

(ii)                                  Liquidation.  The common stock shall be entitled to receive the net assets of the corporation upon dissolution, liquidation or the winding up of the corporation.

(iii)                               Voting Rights.  Each share of common stock shall have one vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(iv)                              Quorum.  At all meetings of shareholders, the presence in person or by proxy of the holders of common stock representing a majority of the shares entitled to vote at such meeting shall constitute a quorum.

(v)                                 Dividends.  The holders of common stock shall be entitled to receive dividends when, as and if declared by the Board of Directors and subject to the limitations on distributions imposed by law.

c.                                       Preferred Stock. The Preferred Stock may be issued from time to time in one or more class or series. The Board of Directors is hereby expressly authorized to determine, in whole or in part, the preferences, limitations, and relative rights of (a) any class of shares before the issuance of any shares of that class; or (b) one or more series within a class before the issuance of any shares of that series.  The Board of Directors may make such determination, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Stock, for the issuance of one or more class or series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

(i)                                     the designation of such series, and the number of shares to constitute such series;

(ii)                                  whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

(iii)                               the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(iv)                              whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other terms and conditions of such redemption;

(v)                                 the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of the corporation;

(vi)                              whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)                           whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii)                        the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(ix)                              the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(x)                                 any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The relative rights and preferences of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding; provided, that all shares of a series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series of the same class. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Articles of Incorporation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Articles of Incorporation. The Board of Directors may increase the number of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series unissued Preferred Stock designated for such series. In the event that the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 4. DIRECTORS: The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be more than twenty-five (25) nor less than three (3).  The shareholders of the corporation may remove one or more directors but only for cause.

ARTICLE 5. REGISTERED OFFICER AND AGENT: The street address of the registered office of the corporation is 7700 East Arapahoe Road, Suite 220, Centennial, Colorado 80112-1268. The name of the registered agent of the corporation at such address is The Corporation Company.

ARTICLE 6. PRINCIPAL OFFICE: The address of the principal office of the corporation is 1900 16th Street, Suite 1200, Denver, CO 80202, United States.

ARTICLE 7. MANAGEMENT PROVISIONS: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

(a)                                 Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance on behalf of a person who is or was a director, officer, agent, fiduciary or employee of the corporation, or who, while a director, officer, agent, fiduciary or employee of the corporation, is or was serving at the request of the corporation as a director, officer, agent, fiduciary or employee of another domestic or foreign entity or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability pursuant to these Articles of Incorporation.

(b)                                 Limitation on Director’s Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of 7-106-401 Colorado Revised Statutes or the articles of incorporation if it is established that the director did not perform his duties in compliance with 7-

106-401 Colorado Revised Statutes, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of 7-106-401 Colorado Revised Statutes or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

DATED the 28th day of June, 2018.

FIRST WESTERN FINANCIAL, INC.

/s/ Scott C. Wylie
Name: Scott C. Wylie
Title: Chairman, Chief Executive Officer and President